Contact:  Christine Aylward
             Ogilvy Public Relations                             `
             415-541-8495
             christine.aylward@ogilvypr.com

             Ed Gadowski
             Buck Consultants, Inc.
             201-902-2565
             egadowski@buckconsultants.com

             Pamela Sherry
             Laboratory Corporation of America-Registered Trademark-Holdings 336-584-5171 ext. 4855
             sherryp@labcorp.com


    HEALTHEON-TRADEMARK- AND BUCK CONSULTANTS TO PROVIDE ONLINE
   BENEFITS ENROLLMENT SERVICES TO LABCORP-REGISTERED TRADEMARK-

 One of Nation's Largest Clinical Laboratories to Offer Employees
          Online Access to Manage Benefits and Healthcare

SANTA CLARA, Calif., BURLINGTON, North Carolina, October 4, 1999 -- Healtheon Corporation (NASDAQ: HLTH) and Laboratory Corporation of America-Registered Trademark- Holdings (LabCorp-Registered Trademark-) (NYSE: LH), one of the largest national clinical laboratories in the United States, today announced that LabCorp has selected BenefitCentral-Trademark-, Healtheon's online enrollment and benefits management service, to streamline the process of benefits management for approximately 18,400 LabCorp employees. BenefitCentral will be deployed and serviced by Buck Consultants, a leading worldwide human resources consulting firm.

As previously announced, Healtheon and WebMD agreed in May to merge to form Healtheon/WebMD, the first end-to-end provider of healthcare information and services. Additionally, LabCorp and Healtheon recently entered into an e-commerce agreement for Healtheon to process laboratory requests and reports for physicians using LabCorp's clinical laboratory services.

Healtheon's BenefitCentral is an Internet-based service used by employers, employees and members, consultants and payers to provide online enrollment and benefits management. BenefitCentral enables employers to better manage benefit enrollment and administration and to improve the accuracy of critical data. Plan administrators benefit from an enormous improvement in their productivity while using the Internet. BenefitCentral also allows human resource administrators to tailor their benefits programs to their company's needs.

Employees can access BenefitCentral from home, work or on the road to compare health plans, search provider directories and electronically enroll in or change their benefits online. This reduces the costs and errors associated with today's paper-based enrollment systems. BenefitCentral also provides secure e-mail between the employee and employer to simplify customer service communications.

"We are pleased that LabCorp has selected BenefitCentral as its benefits administration service," said Sanjiv Luthra, general manager for Employer Services, of Healtheon. "It is another example of how Healtheon is enabling companies like LabCorp to address Internet-enabled connectivity among healthcare participants
- in this case, connectivity between employees, their health plans and their physicians."

"BenefitCentral will provide our employees with a fast, accurate and secure method of managing their benefits and obtaining information. It also will help us collect accurate and timely data, helping us better manage our benefit plans," said Bradford T. Smith, Executive Vice President, Human Resources, of LabCorp.

"The partnership we have developed with Healtheon to deploy and service BenefitCentral allows us to provide our clients with a benefit management system that is secure and cost-effective," said Steven J. Ferruggia, Principal and National Director of Buck
Consultants' Health and Welfare Consulting Services.   "Through the
use of the Internet, BenefitCentral connects all participants, allowing employees to enroll in benefit plans in real time."

About Healtheon
---------------
Healtheon, founded in 1996 and based in Santa Clara, Calif., is a pioneer in providing Internet-based, business-to-business and consumer-to-business electronic commerce services that link doctors and consumers with healthcare institutions, enabling them to efficiently and conveniently manage their business and personal healthcare needs. Healtheon's services simplify the business and clinical processes of healthcare, provide more timely access to information, provide faster and more convenient service, and lead to higher quality, more affordable care. The company recently announced definitive agreements to acquire MEDE AMERICA Corp. and merge with WebMD, Inc. Healtheon can be reached through its Web site at http://www.healtheon.com.

About LabCorp
-------------
Laboratory Corporation of America-Registered Trademark- Holdings (LabCorp-Registered Trademark-) is a national clinical laboratory with annual revenues of $1.6 billion in 1998. With approximately 18,400 employees and over 100,000 clients nationwide, the company offers more than 2,000 clinical tests, ranging from simple blood analyses to more sophisticated technologies. Included in LabCorp's network of 25 major laboratories are three Centers of Excellence. The Center for Molecular Biology and Pathology, in Research Triangle Park (RTP), North Carolina, develops applications for polymerase chain reaction (PCR) technology. Its Center for Occupational Testing in RTP is the world's largest substance abuse testing facility, and the Center for Esoteric Testing in Burlington, North Carolina, performs the largest volume of rare analyses in the network. LabCorp's clients include physicians, state and federal governments, managed care organizations, hospitals, clinics, pharmaceutical and Fortune 1000 companies, and other clinical laboratories. Visit LabCorp's Web site at http://www.labcorp.com.

About Buck Consultants
----------------------
Buck Consultants, Inc. is headquartered in New York City and has 60 offices worldwide. The company employs more than 3,000 professionals and serves over 5,000 pension and other benefit plans in all 50 states and throughout the world. These plans cover some 10 million active and retired employees and have assets of $400 billion. Buck Consultants is a Mellon Consulting Company. Visit Buck Consultants' website at http://www.buckconsultants.com on the Internet.

About WebMD
-----------
WebMD offers a comprehensive suite of Internet-based services and information for physicians as well as healthcare information services and online communities for consumers, enabling healthcare professionals to efficiently manage their business and consumers to become equal partners in taking care of their personal healthcare needs. WebMD can be reached through its Web site at www.webmd.com.
WebMD physician subscriptions are available by calling (877) GO-WEBMD or accessing the Web site at www.webmd.com. Consumers can also access the information and services they need to take control of their health and lifestyles through a separate Web site at the same address.

About MEDE AMERICA
------------------
Headquartered in East Meadow, NY, MEDE AMERICA is a leading provider of healthcare transaction solutions to a broad range of providers and payers in the healthcare industry. The company offers an integrated suite of electronic transaction solutions that allows hospitals, pharmacies, physicians, dentists and other healthcare providers and provider groups to electronically edit, process and transmit claims, eligibility and enrollment data, track claims submissions throughout the claims payment process and obtain faster reimbursement for their services. With offices in New York, Ohio and Atlanta, MEDE AMERICA has 450 employees and can be reached through its Web site at http://www.mede.com.
                               # # #
  Healtheon is a trademark of Healtheon Corporation.  All rights reserved.

Other than historical information set forth herein, this announcement contains forward-looking statements that involve risks and uncertainties, including those relating to the ability of Healtheon's and LabCorp's services to decrease costs and improve patient care. Actual results could be materially different from those discussed in this announcement. Factors that could cause actual results to differ include, among others: Healtheon's limited operating history, continued growth in the use of the Internet, and acceptance of the Internet as a secure medium over which to conduct transactions. Additional risks associated with Healtheon's and LabCorp's businesses can be found in Healtheon's recent Registration Statement on Form S-4 and the companies' periodic filings with the SEC.